Exhibit 10.12

EMPLOYMENT AGREEMENT

        AGREEMENT by and between BREITBURN ENERGY COMPANY L.P., a Delaware limited partnership (together with its successors and assigns, the "Partnership"), and James G. Jackson (the "Executive"), dated as of July 7th, 2006 (the "Agreement").

        WHEREAS, the Executive and the Partnership wish to enter into an employment relationship; and

        WHEREAS, the Partnership and the Executive wish to enter into an Employment Agreement, in the capacities and on the terms set forth in this Agreement.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Definitions.    All capitalized terms not defined herein shall have the meanings set forth in Appendix A hereto.

        2.    Employment Period.    The Partnership hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, subject to the terms and conditions of this Agreement during the period (the "Employment Period") beginning on August 30, 2006 or such earlier date as the Executive commences employment with the Partnership (the "Commencement Date") and ending on the third (3rd) anniversary thereof; provided, however, that commencing on the third (3rd) anniversary of the Commencement Date (and each anniversary of the Commencement Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Partnership or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Agreement. Notwithstanding the foregoing, the Employment Period shall end on the Date of Termination.

        3.    Terms of Employment.    (a) Position and Duties.    (i) During the Employment Period, the Executive shall be employed as the Chief Financial Officer of the Partnership, with the usual and customary duties of such office in entities of a similar nature and size. The Executive shall also serve as the Chief Financial Officer of BreitBurn Energy Partners, L.P., a Delaware limited partnership (together with its successors and assigns, "BreitBurn Partners"), and BreitBurn GP, LLC, a Delaware limited liability company (together with its successors and assigns, the "General Partner"), and shall have such other duties, responsibilities and authority as the Board may specify from time to time. In no event will the Executive be entitled to any additional compensation (from the Partnership or otherwise) for services rendered to the General Partner, BreitBurn Partners or any other affiliate of the Partnership, including, without limitation, BreitBurn Management Company LLC, a Delaware limited liability company (together with its successors and assigns, the "BreitBurn Management"). The Executive will be the senior most executive officer in charge of financial operations of the Partnership, the General Partner, BreitBurn Partners and any other related entity for which the Executive shall be assigned similar duties and responsibilities consistent with his position as the senior most financial officer in such entities (each a "BreitBurn Entity" and, collectively, the "BreitBurn Entities"). The Executive shall report directly to the Co-Chief Executive Officers of the Partnership (the "Co-CEOs").

           (ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially full-time attention and time during normal business hours to the business and affairs of the BreitBurn Entitles consistent with Section 3 hereof. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) carry on other non-competitive business ventures with the consent of the Partnership or its nominee (not to be unreasonably withheld), (B) serve on the boards or committees of such ventures or trade associations or civic or charitable organizations or to engage in activities with such entities, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Partnership in accordance with this Agreement. Notwithstanding the foregoing, the Executive shall be permitted to hold and make investments in companies through limited liability companies provided the Executive's investments in all such companies, whether direct or indirect, do not exceed $500,000 in the aggregate.

          (iii)  The Executive's services shall be performed at the headquarters of the Partnership, and such location shall be in the Greater Los Angeles metropolitan area.

        (b)    Compensation.    (i) Base Salary.    During the Employment Period, the Executive shall receive a base salary (the "Base Salary") at an annual rate of $250,000, as the same may be increased (but not decreased) thereafter in the discretion of the Partnership. The Base Salary shall be paid at such regular intervals as the Partnership pays executive salaries generally, but in no event less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually by the Partnership for possible increase in the discretion of the Partnership. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase, and the term Base Salary as utilized in this Agreement shall refer to the Base Salary as so increased.

           (ii)  Short-Term Incentives.    For each fiscal year of the Partnership ending during the Employment Period, the Executive will be entitled to participate in the BreitBurn Annual Cash Bonus Program at the Executive Vice President level and will be eligible to earn an annual cash bonus based on achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such year (the "Annual Bonus"). The maximum Annual Bonus for any fiscal year will be an amount equal to 100% of the Executive's Base Salary. The Partnership shall pay the Annual Bonus for each fiscal year in a single cash lump sum after the end of the Partnership's fiscal year in accordance with procedures established by the Board, but in no event later than the fifteenth day of the third month following the end of such fiscal year. For the year ending December 31, 2006, the Executive shall be guaranteed an Annual Bonus in an amount equal to 100% of the Executive's Base Salary times a fraction, the numerator of which is the number of days from the Commencement Date to December 31, 2006 and the denominator of which is 365; provided, that the Executive remains in employment with the Partnership through the date of payment.

          (iii)  Long Term Incentives.    (A) As of the Commencement Date, the Partnership shall grant the Executive 250,000 unit appreciation rights (the "Founder's UARs") under the Partnership's Unit Appreciation Plan for Officers and Key Individuals (the "Unit Plan"), with each unit appreciation right having a base price equal to the Value (as defined in the Unit Plan) of one Phantom Unit (as defined in the Unit Plan). Except as otherwise provided in Section 5 hereof, the Founder's UARs will vest over a five-year period as follows: one-third (1/3) of the Founder's UARs will vest upon the Executive's completion of three (3) years of service to the Partnership measured from the Commencement Date, an additional one-third (1/3) of the Founder's UARs will vest upon the Executive's completion of four (4) years of service to the Partnership measured from the Commencement Date, and an additional one-third (1/3) of the Founder's UARs will vest upon the Executive's completion of five (5) years of service to the Partnership measured from the Commencement Date. Except as otherwise provided in Section 5 hereof, in no event will the Executive continue to vest in the Founder's UARs following the Executive's cessation of service to the Partnership. Except as otherwise provided in Section 5 hereof, the terms and conditions of the Founder's UARs shall be governed by and subject to the Unit Plan and the Unit Appreciation Rights Agreement and Grant Notice to be entered into between Executive and the Partnership, in the form of Exhibit A (the "Founder's UAR Agreement"). (B) As of the Commencement Date, the

  Partnership shall grant Executive a performance trust unit award under the Partnership's Long Term Incentive Plan (the "LTIP") covering incentive units ("PTUs") with an aggregate "Current Market Price" (as defined in the LTIP) equal to $500,000, determined as of the Commencement Date. Except as otherwise provided in Section 5 hereof, the PTUs will vest upon the Executive's completion of three years of continuous employment with the Partnership. Except as otherwise provided in Section 5 hereof, the terms and conditions of the PTUs shall be governed by and subject to the LTIP and the award agreement to be entered into between the Executive and the Partnership, in the form of Exhibit B. (C) For years subsequent to 2006, the Executive shall be eligible to participate in the LTIP and any other equity award program maintained by the Partnership and any other BreitBurn Entity and will be granted additional awards under the LTIP or other equity award program at the Executive Vice President level as determined by the Board in its sole discretion; provided, that the terms and conditions of such awards shall be no less favorable to the Executive than provided to any other Peer Executive. Notwithstanding the foregoing, in connection with a Change in Control, all equity and equity-based awards, including, without limitation, the Founder's UARs, the PTUs, and any other LTIP awards, held by the Executive shall become fully vested, non-forfeitable and exercisable (if applicable) immediately prior to such Change in Control and shall be exercisable (if applicable) in accordance with the terms of the applicable award agreements.

          (iv)  Commencement Payment.    Within 30 days of the Commencement Date, the Partnership shall make a one-time cash payment to the Executive of $100,000. If the Executive's employment is terminated for any reason (other than a termination of the Executive's employment by the Partnership without Cause) on or before the first anniversary of the Commencement Date, a prorated amount of this bonus must be repaid to the Partnership determined by multiplying $100,000 by a fraction, the numerator of which is the number of days from the Date of Termination to the first anniversary of the Commencement Date and the denominator of which is 365.

           (v)  City Club Membership.    During the Employment Period, the Partnership shall pay all initiation fees, monthly dues, and reasonable expenses incurred for business related use of one (1) city, athletic or dining club, as approved in advance by the Co-CEOs. The Executive's membership shall be the property of the Executive.

          (vi)  Benefit Plans and Policies.    During the Employment Period, the Executive and/or the Executive's eligible dependents, as the case may be, shall be entitled to participate in and shall receive all benefits; at levels suitable for executives, under the savings and retirement plans and policies, welfare plans (including, without limitation, medical and dental) and policies and fringe benefit plans and policies of the Partnership on a basis no less favorable than provided any other Peer Executive. In addition, the Partnership shall pay for the Executive's monthly parking expenses and, prior to the Executive and/or his dependents eligibility for enrollment in the Partnership's medical and/or dental plans, shall reimburse the Executive for the COBRA costs for his current employer's medical and/or dental plans covering both the Executive and his eligible dependents (with any such reimbursement grossed up for any income withholding taxes incurred by the Executive (if any) on such reimbursement).

         (vii)  Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for reasonable expenses incurred by the Executive on behalf of or in furtherance of the business of any BreitBurn Entity pursuant to the terms and conditions of the Partnership's expense reimbursement policies.

        (viii)  Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Partnership's vacation policy, but in no event less than four

  (4) weeks per year. Executive shall immediately vest in two (2) weeks of vacation upon the Commencement Date.

          (ix)  Legal Fees.    The Partnership shall reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in connection with the review of this Agreement, up to a maximum of $15,000 in the aggregate, provided that such fees are properly documented and such documentation is submitted to the Partnership in a timely manner.

        4.    Termination of Employment.    (a) Death or Disability.    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Partnership determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 13(b) hereof of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Partnership and all other BreitBurn Entities shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"); provided, that within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

        (b)    Cause.    The Partnership may terminate the Executive's employment during the Employment Period for Cause or without Cause, provided that the Partnership may not terminate the Executive's employment for Cause prior to obtaining the requisite approval of the Board provided for in the definition of "Cause."

        (c)    Good Reason.    The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason or without Good Reason.

        (d)    Notice of Termination.    Any termination by the Partnership or the Executive shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(b) hereof. The failure by the Executive or the Partnership to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Partnership, respectively, hereunder or preclude the Executive or the Partnership, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Partnership's rights hereunder.

        5.    Obligations of the Partnership upon Termination.    (a) Good Reason: Other Than for Cause, Death or Disability.    If, during the Employment Period, the Partnership shall terminate the Executive's employment without Cause (other than as a consequence of death or disability, which shall have the effects set forth in Section 5(c) below), or the Executive shall terminate employment for Good Reason:

            (i)  Except as otherwise provided in Section 12, the Executive shall be paid, in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) the Executive's earned but unpaid Base Salary and accrued but unpaid vacation pay, if any, through the Date of Termination, any Annual Bonus earned by the Executive pursuant to Section 3(b)(ii) hereof for any fiscal year that ends on or before the Date of Termination, and any unreimbursed business expenses incurred up through the Date of Termination, subject to the terms and conditions of the Partnership's expense reimbursement policies (the "Accrued Obligations"), (B) one and one-half (1 1/2) times the sum of (X) the Executive's Base Salary as in effect immediately prior to the Date of Termination and (Y) the average of his Annual Bonuses earned (including any amounts deferred) for the two (2) years immediately preceding the Date of Termination (or in the event that the Executive has not been employed for two (2) years, then the average of the Annual Bonus paid for the first (1st) year (if completed) and the forecasted bonus for the current year based on performance parameters as described in Section 3(b)(ii) hereof through the Date of Termination extrapolated through the end of such year) (the "Bonus Amount"). Solely for purposes of determining the Executive's benefits payable under this

  Section 5(a)(i) or Section 5(a)(ii), the Annual Bonus for 2006 shall be deemed to be 100% of Base Salary.

           (ii)  At the time when annual bonuses are paid to other Peer Executives for the fiscal year in which the Date of Termination occurs (but in no event later than the fifteenth day of the third month following the end of the fiscal year in which the Date of Termination occurs), the Executive shall be paid an amount equal to the product of (A) the Bonus Amount and (B) a fraction, the numerator of which shall be the number of days in such fiscal year through the Date of Termination and the denominator of which shall be 365, to the extent not theretofore paid;

          (iii)  For a period of eighteen (18) months following the Date of Termination, the Executive and/or the Executive's eligible dependents shall continue to be provided with medical, prescription and dental benefits at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies if the Executive's employment had not been terminated. Notwithstanding the foregoing, the Executive shall cease to receive such medical, prescription and dental benefits on the date the Executive is eligible to receive such benefits under another employer-provided group plan;

          (iv)  All equity or equity-based awards, including, without limitation, the Founder's UARs, the PTUs and any other LTIP awards, held by the Executive shall become fully vested, non-forfeitable and exercisable (if applicable) as of the Date of Termination and shall be exercisable (if applicable) according to the terms of the applicable award agreements; and

           (v)  To the extent not theretofore paid or provided, the Partnership shall timely pay or provide to the Executive any accrued benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive prior to the Date of Termination under any plan, program, policy or practice or contract or agreement of the Partnership and its affiliates according to their terms (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

        (b)    Cause; Other than for Good Reason.    If the Executive's employment shall be terminated by the Partnership for Cause or by the Executive other than for Good Reason during the Employment Period, the Partnership shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination and shall provide any Other Benefits which have accrued during the Employment Period. Any outstanding equity awards, including, without limitation, the Founder's UARs and the PTUs, shall be treated in accordance with the applicable plan and award agreement.

        (c)    Death or Disability.    If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period;

            (i)  The Accrued Obligations shall be paid to the Executive's estate or beneficiaries or to the Executive, as applicable, in cash within thirty (30) days of the Date of Termination;

           (ii)  At the time when annual bonuses are paid to other Peer Executives for the fiscal year in which the Date of Termination occurs (but in no event later than the fifteenth day of the third month following the end of the fiscal year in which the Date of Termination occurs), the Executive's estate or beneficiaries or the Executive, as applicable, shall be paid an amount equal to the product of (A) the amount of the Annual Bonus to which the Executive would have been entitled, if the Executive's employment had not been terminated, and (B) a fraction, the numerator of which shall be the number of days in such fiscal year through the Date of Termination and the denominator of which shall be 365, to the extent not theretofore paid;

          (iii)  All equity or equity-based awards, including the Founder's UARs and the PTUs, held by the Executive shall become fully vested, non-forfeitable and exercisable (if applicable) as of the

  Date of Termination and shall be exercisable (if applicable) according to the terms of the applicable award agreement;

          (iv)  The Other Benefits shall be paid or provided to the Executive's estate or beneficiaries or to the Executive, as applicable, in accordance with the applicable plans; and

           (v)  Through the remainder of the Employment Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Executive and/or the Executive's eligible dependents shall continue to be provided with medical, prescription and dental benefits as if the Executive's employment had not been terminated.

        (d)    Non-renewal.    If the Partnership provides a notice of non-renewal of the Employment Period as set forth in Section 2 hereof, all equity or equity-based awards, including, without limitation, the Founder's UARs, the PTUs and any other LTTP awards, held by the Executive shall become fully vested, non-forfeitable and exercisable (if applicable) as of the Date of Termination and shall be exercisable (if applicable) according to the terms of the applicable award agreements. The benefits of this Section 5(d) shall only be applicable if following such notice of non-renewal by the Partnership, the Executive does not voluntarily terminate his employment (other than upon death or Disability) before the end of the Employment Term, as determined without regard to the last sentence of Section 2 hereof.

        6.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by any BreitBurn Entity (other than policies relating to severance payments or obligations on termination of employment for any reason) and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with any BreitBurn Entity. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with any BreitBurn Entity or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

        7.    Full Settlement.    The Partnership's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Partnership, the General Partner, BreitBurn Partners or any of their affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 5(a)(iii) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

        8.    Executive's Covenants.    (a) The Executive shall hold in a fiduciary capacity for the benefit of the Partnership and each BreitBurn Entity all secret or confidential information, knowledge or data relating to the Partnership and each BreitBurn Entity, and its respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Partnership and each BreitBurn Entity and which shall not be or become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Partnership and each BreitBurn Entity, the Executive shall not, directly or indirectly, without the prior written consent of the Partnership or as may otherwise be required by law or legal process, use for his own benefit such information, knowledge or data, or communicate or divulge any such information, knowledge or data to anyone other than a BreitBurn Entity and those designated by a BreitBurn Entity; provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, unless otherwise prohibited by law or regulation, the Executive shall promptly so notify the appropriate BreitBurn Entity. Anything herein to the contrary notwithstanding, the provisions of this Section 8 shall not apply with respect to any litigation, arbitration or mediation involving this Agreement, including its Exhibits, or any other agreement between the Executive and any BreitBurn Entity or any of their affiliates; provided, however, that the Executive shall take all reasonable steps to maintain such information as confidential, including, without limitation, seeking protective orders and filing documents containing such information under seal.

        (b)   While employed by the Partnership and for a period of two (2) years following the Date of Termination, regardless of the reason for the termination, other than in the ordinary course of the Executive's duties for any BreitBurn Entity, the Executive shall not, without the prior consent of the Partnership (which consent shall not be unreasonably withheld), directly or indirectly (i) solicit, induce, or encourage any employee of any BreitBurn Entity or any of their respective affiliates who is employed on the Date of Termination (or at any time within six (6) months of such date) to terminate his or her employment with such entity or (ii) hire any such employee within six (6) months after that employee's termination of employment with any BreitBurn Entity or any of their respective affiliates. The Partnership acknowledges that its employees may join entities with which the Executive is affiliated and that that event will not constitute a violation of this Agreement if the Executive was not involved in the solicitation, hiring or identification of such employee as a potential recruit.

        (c)   In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. However, in recognition of the facts that irreparable injury will result to the Partnership in the event of a breach by the Executive of his obligations under Sections 8(a), 8(b) and 8(c) above, that monetary damages for such breach would not be readily calculable, and that the Partnership would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Partnership shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

        (d)   Upon the termination of Executive's employment with the Partnership for any reason, Executive shall immediately return and deliver to the Partnership any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Partnership or relating to its business, in Executive's possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any secret or confidential information of the Partnership or any BreitBurn Entity in his possession or control, Executive shall immediately return to the Partnership or such BreitBurn Entity all such information, including all copies and portions thereof. Nothing herein shall prevent the Executive from retaining a copy of his personal papers, information or documentation relating to his compensation.

        9.    Successors.    (a) This Agreement is personal to the Executive and without the prior written consent of the General Partner shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, including, without limitation, his heirs and/or beneficiaries.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Partnership and its successors and assigns and may be assigned to BreitBurn Management Company and any of its successors or assigns; provided, however, that such assignment shall not relieve BreitBurn Energy Company L.P. of its obligations under Section 10 of this Agreement. Except as specified in the preceding sentence, no rights or obligations of the Partnership under this Agreement may be assigned or transferred by the Partnership without the Executive's prior written consent, except that such rights or obligations may be assigned or transferred in connection with a merger, consolidation, reorganization or other similar corporate transaction following which Provident Energy Trust, a trust organized under the laws of Alberta, Canada (together with its successors and assigns, "Provident") will no longer own at least 50% of the equity securities of BreitBurn Partners (determined on a fully diluted basis), or a sale of all or substantially all of BreitBurn Partners' assets provided that the assignee or transferee is the successor to all or substantially all of BreitBurn Partners' assets and assumes the liabilities, obligations and duties of the Partnership under this Agreement.

        (c)   The Partnership shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Partnership or any assign permitted under Section 9(b) above to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Partnership would be required to perform it if no such succession had taken place. As used in this Agreement, "Partnership" shall mean the Partnership as hereinbefore defined and any successor to its business and/or assets or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        10.    Indemnification and Directors' and Officers' Insurance.    (a) During the Employment Period and thereafter, the Partnership shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys' fees, expenses of investigation and preparation and fees and disbursements of the Executive's accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party, was or is involved (for example, as a witness) or is threatened to be made a party to, by reason of the fact the Executive was or is employed by the Partnership or was performing services for any BreitBurn Entity. Such indemnification shall continue as to the Executive during the Employment Period and for at least six (6) years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Partnership and shall inure to the benefit of the Executive's heirs, executors and administrators. The Partnership shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within twenty (20) calendar days after receipt by the Partnership of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

        (b)   The Partnership agrees to maintain directors' and officers' liability insurance policies covering the Executive on a basis no less favorable than provided to the Peer Executives, which coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Partnership with respect to acts or omissions which occurred prior to his cessation of employment with the Partnership. Insurance contemplated under this Section 10(b) shall inure to the benefit of the Executive's heirs, executors and administrators.

        11.    Arbitration Agreement.    (a) Any controversy, dispute or claim between Executive and the Partnership, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, relating to Executive's employment or termination thereof, shall be resolved by final and binding arbitration, at the request of either party.

        The arbitrability of any controversy, dispute or claim under this Agreement or any other agreement between the parties shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration.

        The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between Executive and the Partnership, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers' compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

        (b)   The Executive and the Partnership will select a single neutral arbitrator by mutual agreement. If the Executive and the Partnership are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service ("JAMS") or the American Arbitration Association ("AAA"), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.

        (c)   The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable state and/or federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

        (d)   Arbitration proceedings will be held in Los Angeles, California.

        (e)   The arbitrator shall apply applicable state and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.

        (f)    The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.

        (g)   Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator's award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

        (h)   The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Partnership. The parties shall each bear their own costs and attorneys' fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys' fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.

        (i)    Both the Partnership and Executive understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 11.

        12.    Internal Revenue Code Section 409A.    Notwithstanding anything to the contrary herein, in the event that any benefit (other than the Founder's UARs) provided pursuant to this Agreement is not actually or constructively received by the Executive on or before the Short-Term Deferral Date (as defined below), or to the extent required to comply with the requirements of Code Section 409A(a)(2), (3), and (4), then: (i) subject to clause (ii), such benefit shall be paid to the Executive on the thirtieth day following the Executive's Separation from Service, with respect to the Partnership and its affiliates, and (ii) if the Executive is a "specified employee," as defined in Code Section 409A(a)(2)(B)(i), with respect to the Partnership and its affiliates, such benefit shall be paid on the date which is six months after the date of the Executive's Separation from Service (or, if earlier, the date of the Executive's death). For purposes of this Agreement, the "Short-Term Deferral Date" means the later of: (i) the fifteenth day of the third month following the Executive's first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Partnership in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. In the event that any payment, benefit or entitlement provided pursuant to this Agreement, including its Exhibits, constitutes a deferral of compensation subject to the requirements of Code Section 409A(a)(2), (3), and (4), the Partnership and the Executive agree to cooperate and work together in good faith to timely amend this Agreement, including its Exhibits, in a manner intended to comply with the requirement of Code Section 409A, or an exemption therefrom.

        13.    Miscellaneous.    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive: at the Executive's most recent address on the records of the Partnership,

  If to the Partnership:

  BreitBurn Energy Company L.P.
  Attn.: Halbert Washburn
  515 South Flower Street, Suite 4800
  Los Angeles, CA 90071

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Upon the expiration or termination of the Employment Period, the respective rights and obligations of the parties hereunder shall survive such expiration or termination to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.

        (d)   The Partnership or any other BreitBurn Entity may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Partnership and the Executive intend for the Executive to be treated as an employee of the Partnership and not as a member or partner of any BreitBurn Entity or any of their affiliates.

        (e)   The Partnership represents and warrant that (i) the execution, delivery and performance of this Agreement, including its Exhibits, by it has been fully and validly authorized, (ii) the entity signing this Agreement, including its Exhibits, on its behalf is duly authorized to do so, (iii) the execution and delivery of this Agreement, including its Exhibits, does not violate any order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement and its Exhibits by the parties, it shall be a valid and binding obligation of the Partnership, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws, including, without limitation, bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        (f)    The Executive's or the Partnership's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of the Executive or any BreitBurn Entity hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Any waiver of any provision of this Agreement, including its Exhibits, shall be effective only if in a writing, specifically referencing the provision being waived and signed by the party against whom the enforcement of the waiver is being sought.

        (g)   This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede and replace all prior representations, warranties, agreements and understandings, both written and oral, made by the Partnership or the Executive with respect to the terms of the Executive's employment by the Partnership. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof.

        (h)   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Signature page follows.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Partnership has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ JAMES G. JACKSON James G. Jackson
BreitBurn Energy Company L.P.
By:	Pro GP Corp., its General Partner
By:	/s/ RANDALL J. FINDLAY Name: Randall J. Findlay Title:

APPENDIX A

        "AAA" has the meaning assigned thereto in Section 11(b) hereof.

        "Accrued Obligations" has the meaning assigned thereto in Section 5(a)(i) hereof.

        "Agreement" has the meaning assigned thereto in the recitals hereof.

        "Annual Bonus" has the meaning assigned thereto in Section 3(b)(ii) hereof.

        "Base Salary" has the meaning assigned thereto in Section 3(b)(i) hereof.

        "Board" means the Board of Directors of the Pro GP Corp., the general partner of the Partnership.

        "Bonus Amount" has the meaning assigned thereto in Section 5(a)(i) hereof.

        "BreitBurn Annual Cash Bonus Program" means any and all annual cash bonus programs maintained by the Partnership (or any other BreitBurn Entity) in which the Peer Executives are entitled to participate.

        "BreitBurn Energy" means BreitBurn Energy Corporation, a California corporation, and its successors and assigns.

        "BreitBurn Entity" has the meaning assigned thereto in Section 3(a)(i) hereof.

        "BreitBurn Management" has the meaning assigned thereto in Section 3(a)(i) hereof.

        "BreitBurn Partners" has the meaning assigned thereto in Section 3(a)(i) hereof.

        "Cause" means the following:

            (i)  the willful and continued failure of the Executive to perform substantially the Executive's duties for the Partnership or any BreitBurn Entity (as described in Section 3(a) hereof) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Partnership (after a vote to this effect by a majority of the Board) which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and the Executive is given a reasonable opportunity of not more than twenty (20) business days to cure any such failure to substantially perform;

           (ii)  the willful engaging by the Executive in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Partnership or any BreitBurn Entity; or

          (iii)  (A) any act of fraud, or material embezzlement or material theft by the Executive, in each case, in connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder or (B) the Executive's admission in any court, or conviction, or plea of nolo contendere, of a felony involving moral turpitude, fraud, or material embezzlement, material theft or material misrepresentation, in each case, against or affecting the Partnership or any BreitBurn Entity.

        For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Partnership or any BreitBurn Entity. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Partnership or the General Partner, including, without limitation, the Board, or based upon the advice of counsel for the Partnership or the General Partner shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Partnership and the BreitBurn Entities. Notwithstanding the foregoing, the Executive's employment

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shall not be terminated for Cause within the meaning of clauses (i), (ii) and (iii)(A) above until there is vote by a majority of the members of the Board to so terminate the Executive's employment for Cause.

        "Change in Control" means:

            (i)  the acquisition, directly or indirectly, by any "person" or "group" (within the meaning of Sections 3(a)(9), 13(d)(3) or 14(d)(2) of the Exchange Act) of "beneficial ownership" (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding voting securities of the general partner of BreitBurn Partners entitled to vote generally in the election of its board of directors, managing member, general partner or equivalent; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition of securities by the General Partner or any "affiliate" (within the meaning of Rule l2b-2 promulgated under the Exchange Act) of the General Partner, (B) any acquisition of securities by Provident or affiliate of Provident, (C) any acquisition of securities by BreitBurn Energy or any affiliate of BreitBurn Energy, or (D) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by BreitBurn Partners or any affiliate of BreitBurn Partners;

           (ii)  the acquisition, directly or indirectly, by any "person" or "group" (within the meaning of Sections 3(a)(9), 13(d)(3) or 14(d)(2) of the Exchange Act) of "beneficial ownership" (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding voting securities of BreitBurn Partners entitled to vote generally in the election of its general partner; provided, however, that for purposes of this clause (ii), the following acquisitions will not constitute a Change in Control: (A) any acquisition of securities by the General Partner or any "affiliate" (within the meaning of Rule 12b-2 promulgated under the Exchange Act) of the General Partner, (B) any acquisition of securities by Provident or any affiliate of Provident, (C) any acquisition of securities by BreitBurn Energy or any affiliate of BreitBurn Energy, (D) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by BreitBurn Partners or any affiliate of BreitBurn Partners, or (E) any acquisition of securities held by Provident or BreitBurn Energy or from BreitBurn Partners arising out of or in connection with an initial public offering of BreitBurn Partners' securities;

          (iii)  the consummation of a sale of all or substantially all of the assets of BreitBurn Partners; or

          (iv)  the approval by the general partner of BreitBurn Partners of a liquidation or dissolution of BreitBurn Partners.

        In no event, however, will a Change in Control be deemed to occur upon (1) any change in ownership or control of Provident, whether by merger, consolidation, reorganization or otherwise, (2) an incorporation of the General Partner (or other change in the organization of the General Partner), or (3) the occurrence of any reorganization or combination involving the General Partner following which Provident and BreitBurn Energy Corporation retain, directly or indirectly, more than fifty percent (50%) of the beneficial ownership of either (A) the total combined voting power of the outstanding securities of BreitBurn Partners or any successor entitled to vote generally in the election of its board of directors, managing member, general partner or equivalent, or (B) the total combined voting power of the general partner of BreitBurn Partners or any successor, as determined immediately following such reorganization or combination, in each case based upon the voting power of the outstanding securities entitled to vote generally in the election of such entity's board of directors, managing member, general partner or equivalent. For purposes of subsection (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the General Partners' securityholders; for purposes of subsection (ii) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the BreitBurn Partners'

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securityholders; and for purposes of clause (3) in the preceding sentence, the calculation of voting power shall be made as if the date of the consummation of the reorganization or combination were a record date for a vote of the relevant entity's securityholders.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commencement Date" has the meaning assigned thereto in Section 2 hereof.

        "Co-CEOs" has the meaning assigned thereto in Section 3(a)(i) hereof.

        "Date of Termination" means (i) if the Executive's employment is terminated by the Partnership for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be; provided that in the event the Executive's employment is terminated by the Partnership for Cause, such Notice of Termination shall not be given until after the requisite Board vote provided for in the definition of "Cause," (ii) if the Executive's employment is terminated by the Partnership other than for Cause or Disability, the date on which the Partnership notifies the Executive of such termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the date of the death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Partnership provides a notice of non-renewal of the Employment Period in accordance with Section 2 of this Agreement and the Executive elects to terminate his employment immediately following the expiration of the Employment Period, the last day of the Employment Period.

        "Disability" means the absence of the Executive from the Executive's duties with the Partnership (or any other entity for which the Executive was performing services at the Partnership's request) on a full-time basis for ninety (90) consecutive days or on a total of 180 days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or its insurers and acceptable to the Executive or the Executive's legal representative (such acceptance not to be unreasonably withheld).

        "Disability Effective Date" has the meaning assigned thereto in Section 4(a) hereof.

        "Employment Period" has the meaning assigned thereto in Section 2 hereof.

        "Executive" has the meaning assigned thereto in the recitals hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Founder's UAR Agreement" has the meaning assigned thereto in Section 3(b)(iii) hereof.

        "Founder's UARs" has the meaning assigned thereto in Section 3(b)(iii) hereof.

        "General Partner" has the meaning assigned thereto in Section 3(a)(i) hereof.

        "Good Reason" means, in the absence of a written consent of the Executive (except in case of clause (vi) below), the following:

            (i)  the assignment to the Executive of any material duties inconsistent in any respect with the Executive's title and reporting requirements, position (including status and offices), authority, material duties or responsibilities as contemplated by Section 3(a) hereof, or any other action by the Partnership, the General Partner or BreitBurn Partners which results in a diminution in such title, reporting requirements, position, authority, material duties or responsibilities, including, without limitation, the failure to elect or re-elect the Executive to the position of Chief Financial Officer of the Partnership (which shall continue to mean BreitBurn Energy Company L.P. in the event that the Agreement is assigned to BreitBurn Management), the General Partner or BreitBurn Partners or the removal of the Executive from any such position or the failure of the Executive to be the senior most financial officer in any BreitBurn Entity during the period the

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  Executive is asked to render such services to such BreitBurn Entity, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Partnership promptly after receipt of notice thereof given by the Executive;

           (ii)  any material breach by the Partnership of any material provision of this Agreement, including, without limitation, any reduction in the Executive's Base Salary or Annual Bonus opportunity, or any failure to award the Executive the Founder's UARs or the PTUs pursuant to Section 3(b)(iii) hereof;

          (iii)  requiring the Executive to be based at any office or location other than as provided in Section 3(a) (iii) hereof;

          (iv)  any purported termination by the Partnership of the Executive's employment otherwise than as expressly permitted by this Agreement;

           (v)  the Initial Public Offering for BreitBurn Partners not being consummated on or before September 30, 2007;

          (vi)  a Change in Control (which shall be effective whether or not the Executive consented to such Change in Control); or

         (vii)  any failure by the Partnership to comply with and satisfy Section 9(c) hereof within 20 days of the consummation of any transaction covered by Section 9(c).

        "JAMS" has the meaning assigned thereto in Section 11(b) hereof.

        "Long Term Incentive Plan Performance Trust Units Agreement" has the meaning assigned thereto in Section 3(b)(iii) hereof.

        "LTIP" has the meaning assigned thereto in Section 3(b)(iii) hereof.

        "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

        "Other Benefits" has the meaning assigned thereto in Section 5(a)(v) hereof.

        "Partnership" has the meaning assigned thereto in the recitals hereof.

        "Provident" has the meaning assigned thereto in Section 9(b) hereof.

        "Peer Executives" means the other Executive Vice Presidents of the Partnership.

        "PTUs" has the meaning assigned thereto in Section 3(b)(iii) hereof.

        "Separation from Service" means the Executive's "separation from service" within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations thereunder.

        "Short-Term Deferral Date" has the meaning assigned thereto in Section 12 hereof.

        "Unit Plan" has the meaning assigned thereto in Section 3(b)(iii) hereof.

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OFFICERS AND KEY INDIVIDUALS

BREITBURN ENERGY COMPANY L.P.
UNIT APPRECIATION RIGHTS GRANT NOTICE

        Notice is hereby given of the following grant of unit appreciation rights (the "Unit Appreciation Rights") relating to Phantom Units of BreitBurn Energy Company L.P., a Delaware limited partnership (the "Company"), granted to Participant under the BreitBurn Energy Company L.P. Unit Appreciation Plan for Officers and Key Individuals (the "Plan"). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Unit Appreciation Rights Agreement.

Participant:

Grant Date:

Vesting Commencement Date:

Determination Period Commencement Date:

Base Price per Unit Appreciation Right:

Number of Unit Appreciation Rights:

Expiration Date:

Exercise Schedule: Except as otherwise provided in the Employment Agreement between the Company and the Participant dated as of (the "Employment Agreement"), this Award shall vest and become exercisable for one-third (1/3) of the Unit Appreciation Rights upon Participant's completion of three (3) years of Service measured from the Vesting Commencement Date, an additional one-third (1/3) of the Unit Appreciation Rights upon Participant's completion of four (4) years of Service measured from the Vesting Commencement Date, and an additional one-third (1/3) of the Unit Appreciation Rights upon Participant's completion of five (5) years of Service measured from the Vesting Commencement Date. Except as otherwise provided in your Employment Agreement, in no event shall this Award become vested and exercisable for any additional Unit Appreciation Rights after Participant's cessation of Service.

        By his or her signature, Participant agrees to he bound by the terms and conditions of the Plan, the Unit Appreciation Rights Agreement and this Grant Notice. Participant has reviewed the Unit Appreciation Rights Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Unit Appreciation Rights Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Plan, this Grant Notice or the Unit Appreciation Rights Agreement.

DATED:                        , 200

BREITBURN ENERGY COMPANY L.P.:		PARTICIPANT:
By:		By:

Print Name:		Print Name:

Title:

Address:	515 South Flower Street, Suite 4800 Los Angeles, CA 90071	Address:

ATTACHMENTS
Exhibit A—Unit Appreciation Rights Agreement
Exhibit B—Notice of Exercise
Exhibit C—Unit Appreciation Plan for Officers and Key Individuals

OFFICERS AND KEY INDIVIDUALS

EXHIBIT A

UNIT APPRECIATION RIGHTS AGREEMENT

        Pursuant to the Unit Appreciation Rights Grant Notice ("Grant Notice") to which this Unit Appreciation Rights Agreement (this "Agreement") is attached, BreitBurn Energy Company L.P. (the "Company") has granted to Participant the number of Unit Appreciation Rights indicated in the Grant Notice under the Company's Unit Appreciation Plan for Officers and Key Individuals (the "Plan").

ARTICLE I

GENERAL

        1.1    Defined Terms.    Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

        1.2    Incorporation of Terms of Plan.    The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference.

ARTICLE II

GRANT OF UNIT APPRECIATION RIGHTS

        2.1    Grant of Unit Appreciation Rights.    In consideration of Participant's past and/or continued employment with or service to the Company (or any Parent or Subsidiary) and for other good and valuable consideration, effective as of the Grant Date (the "Grant Date") set forth in the Grant Notice, the Company grants to Participant the number of Unit Appreciation Rights set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.

        2.2    Base Price.    The Base Price of each Unit Appreciation Right shall be as set forth in the Grant Notice.

ARTICLE III

PERIOD OF EXERCISABILITY

        3.1    Commencement of Exercisability.

        (a)   Subject to Sections 3.2 and 5.6, the Unit Appreciation Rights subject to the Award shall vest and become exercisable in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice. As the Award vests and becomes exercisable for such installments, those installments shall accumulate, and the Award shall remain vested and exercisable for the accumulated installments until the Expiration Date or earlier termination of the Award in accordance with the terms of the Plan.

        (b)   No portion of the Award which has not become vested and exercisable upon the Participant's cessation of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Plan Administrator or as set forth in a written agreement between the Company and Participant.

        3.2    Expiration of Award.    The Award may not be exercised to any extent by anyone after the first to occur of the following events:

        (a)   The Expiration Date;

        (b)   The expiration of ninety (90) days following the date of Participant's cessation of Service for any reason other than death or Misconduct (as defined below);

        (c)   The expiration of one hundred and eighty (180) days following the date of Participant's cessation of Service by reason of death; or

        (d)   Participant's dismissal or discharge from Service by reason of Misconduct, or Participant's commission of acts constituting Misconduct following his or her cessation of Service.

ARTICLE IV

EXERCISE OF AWARD

        4.1    Person Eligible to Exercise.    During the lifetime of Participant, only Participant may exercise the Award or any portion thereof. After the death of Participant, any exercisable portion of the Award may, prior to the time when the Award becomes unexercisable under Section 3.2, be exercised by Participant's personal representative or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.

        4.2    Partial Exercise.    Any exercisable portion of the Award, or the entire Award, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Award or portion thereof becomes unexercisable under Section 3.2.

        4.3    Manner of Exercise.    The Award, or any exercisable portion thereof, may be exercised solely by delivery to the Chief Executive Officer of the Company or the Chief Executive Officer's office of all of the following prior to the time when the Award or such portion thereof becomes unexercisable under Section 3.2:

        (a)   A Notice of Exercise in writing signed by Participant, or any other person then entitled to exercise the Award or portion thereof, stating that the Award or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Plan Administrator. Such notice shall be substantially in the form attached as Exhibit B to the Grant Notice (or such other form as is prescribed by the Plan Administrator); and

        (b)   In the event the Award or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Award.

        4.4.    Exercise Proceeds.

        (a)   Not later than ten (10) days following the Exercise Date, the Company shall mail or otherwise deliver to the Participant (or any other person permitted hereunder to exercise this Award) an amount in respect of each Unit Appreciation Right exercised equal to the sum of (i) the Value of a Phantom Unit (determined as of the Exercise Date), plus (ii) the Distributions with respect to the Partnership Interest underlying a Phantom Unit, less (iii) the Base Price per Unit Appreciation Right set forth in the Grant Notice.

        (b)   Any amount payable pursuant to this Section 4.4 shall be subject to the Company's collection of all applicable federal, state and local income and employment taxes required to be withhold therefrom.

        4.5    No Rights of Ownership.    At no time shall the Participant have any rights of ownership with respect to any Partnership Interests by reason of the grant or exercise of this Award, and Participant shall have no voting, distribution, liquidation or other similar rights with respect to the Company or of a holder of Partnership Interests in the Company.

ARTICLE V

OTHER PROVISIONS

        5.1    Administration.    The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator in good faith shall be final, binding and conclusive upon Participant, the Company and all other interested persons. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Plan Administrator under the Plan and this Agreement.

        5.2    Award Not Transferable.

        (a)   The Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Award nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

        (b)   During the lifetime of Participant, only Participant may exercise the Award or any portion thereof. After the death of Participant, any exercisable portion of the Award may, prior to the time when the Award becomes unexercisable under Section 3.2, be exercised by Participant's personal representative or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.

        5.3    Notices.    Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Executive Officer of the Company, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant's signature on the Grant Notice. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Award pursuant to Section 4.1 by written notice under this Section 5.3. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

        5.4    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

        5.5    Governing Law; Severability.    This Agreement shall be administered, interpreted and enforced under the laws of the State of California without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

        5.6    Compliance with Laws and Regulations.

        (a)   The exercise of this Award shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto.

        (b)   The exercise of this Award shall be subject to compliance by the Company and Participant with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

        (c)   The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the issuance or exercise of this Award shall relieve the Company of any liability with respect to such right, and this Award shall become null and void. The Company, however, shall use its best efforts to obtain all such approvals.

        5.7    Amendments.    Except as otherwise provided under the Plan, this Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Participant or such other person as may be permitted to exercise the Award pursuant to Section 4.1 and by a duly authorized representative of the Company.

        5.8    No Employment Rights.    If Participant is an Employee, nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ of the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Parent or Subsidiary, which are expressly reserved, to discharge Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Participant.

        5.9    Successors and Assigns.    The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

OFFICERS AND KEY INDIVIDUALS

EXHIBIT B

NOTICE OF EXERCISE

        Effective as of today,                        ,         , the undersigned ("Participant") hereby notifies BreitBurn Energy Company L.P. (the "Company") of Participant's election to exercise his or her outstanding Award with respect to the number of Unit Appreciation Rights specified below. The Award was granted under and pursuant to the BreitBurn Energy Company L.P. Unit Appreciation Plan for Officers and Key Individuals (the "Plan") and memorialized by a Unit Appreciation Rights Grant Notice, dated as of                        , 2006 (the "Grant Notice"), and a Unit Appreciation Rights Agreement (the "Agreement"). Capitalized terms used herein without definition shall have the meanings given in the Agreement.

Grant Date:		, 2006

Number of Unit Appreciation Rights as to which the Award is being Exercised:

Base Price per Appreciation Right:	$

        1.    Representations of Participant.    Participant acknowledges that Participant has received, read and understood the Plan, the Grant Notice and the Agreement. Participant agrees to abide by and be bound by their terms and conditions.

        2.    No Rights of Ownership.    Participant acknowledges that the exercise of the Unit Appreciation Rights shall entitle him or her only to the cash payment provided by the terms of the Agreement and that Participant shall not have any rights of ownership with respect to any Partnership Interests by reason of the grant or exercise of this Award, and Participant shall have no voting, distribution, liquidation or other similar rights with respect to the Company or of a holder of Partnership Interests in the Company.

        3.    Tax Consultation.    Participant understands that there are tax consequences to Participant as a result of Participant's exercise of the Award. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the exercise of the Award and that Participant is not relying on the Company for any tax advice.

        4.    Entire Agreement.    The Plan, the Grant Notice and the Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the Grant Notice and the Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

SUBMITTED BY: PARTICIPANT
By:

Print Name:

Address:

EXHIBIT C

BREITBURN ENERGY COMPANY L.P.
UNIT APPRECIATION PLAN
FOR OFFICERS AND KEY INDIVIDUALS

LONG TERM INCENTIVE PLAN AGREEMENT
                        , 2006

BETWEEN:

  BreitBurn Energy Company L.P., a Delaware limited partnership having its head office in Los Angeles, California (the "Company")

AND:

  James G. Jackson, of the City of Pacific Palisades in the State of California (the "Service Provider")

Recitals

A.
The Company has adopted a Long Term Incentive Plan ("LTIP" or the "Plan") for the employees, officers, directors and certain consultants of the Company and its Subsidiaries for the purposes set forth in the Plan.

B.
The Company wishes to grant Awards as set forth herein to the Service Provider pursuant to the Plan.

The parties agree as follows:

ARTICLE 1
GRANT OF INCENTIVE AWARDS

1.1    Any terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

1.2    The Company hereby grants to the Service Provider a Performance Award of                        Incentive Units, subject to the terms of this Agreement and the Plan. The amount the Service Provider shall be entitled to shall be calculated in accordance with the Plan based on such number of Incentive Units and the terms and conditions of the Plan.

ARTICLE 2
TERMS AND CONDITIONS OF AWARDS

2.1    All adjustments to the Performance Award shall be made in accordance with the Plan.

2.2    The Awards described herein are made pursuant to and subject to the terms and conditions of the Plan. Where an inconsistency exists between the provisions of this Agreement and the Plan, the provisions of this Agreement as it may be amended from time to time shall prevail. It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement and the Plan and the parties are desirous of having the Administrator determine any such question of interpretation, construction or enforcement. It is, therefore, understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement and the Plan as to interpretation, construction or enforcement shall be referred to the Administrator and their majority decision shall be final and binding on both of the parties hereto.

2.3    The Service Provider acknowledges that he or she shall have no right hereunder or under the Plan to receive Units, or any other securities of the Trust or any of its affiliates. This Agreement only entitles the Service Provider to a cash amount determined and payable pursuant to the terms of the Plan.

ARTICLE 3
MISCELLANEOUS

3.1    The Service Provider shall not assign or transfer this Agreement either in whole or in part. Any purported assignment or transfer in contravention of this section will cause this Agreement to become null and void and of no further force or effect.

3.2    Except as otherwise set forth in the Plan, this Agreement shall be binding upon and endure to the benefit of the heirs, executors, administrators and successors of the Service Provider and the successors of the Company respectively.

3.3    This Agreement shall be administered, interpreted and enforced under the laws of the State of California without regard to that state's conflict-of-law rules. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.4    Except as otherwise provided under the Plan, this Agreement may not be modified, amended or terminated except by an instrument in writing, signed by the Service Provider and by a duly authorized representative of the Company.

3.5    Nothing in the Plan or this Agreement shall confer upon the Service Provider any right to continue in the employ of the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Parent or Subsidiary, which are expressly reserved, to discharge the Service Provider at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and the Service Provider.

3.6    This Agreement and the Plan represent the entire agreement between the parties relating to the subject matter hereof.

3.7    This Agreement and the date of the grant of Awards set forth herein shall be effective as of the date set forth above.

Signature page follows.

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IN WITNESS WHEREOF the parties have executed and delivered this Agreement effective as of the date first written above.

BreitBurn Energy Company L.P.
Per:
Name: Title:
SIGNED AND	)
DELIVERED in the presence of:	)
)
)
)
Witness	)	James G. Jackson

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